For Immediate Release Contact:
Debi Ethridge Vice President, Finance & Investor Relations dethridge@lodgian.com	Jerry Daly or Carol McCune Daly Gray Public Relations (Media) jerry@dalygray.com

(404) 365-2719	(703) 435-6293

Lodgian Reports Third Quarter 2005 Results

ATLANTA, Ga., November 3, 2005—Lodgian, Inc. (AMEX: LGN), one of the nation’s largest independent owners and operators of full-service hotels, today reported results for the third quarter ended September 30, 2005.

	3Q	3Q	%
	2005*	2004*	Change
Rooms revenue — Continuing Operations	$65.9	$62.7	5.1%
Total revenue — Continuing Operations	$85.3	$82.1	3.9%
Income (loss) from continuing operations	$5.0	($5.7)	n/m
Income from discontinued operations	$4.7	$2.0	135.0%
Net income (loss) attributable to common stock	$9.7	($3.7)	n/m
Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations (a non-GAAP measure)	$18.7	$14.0	33.6%
Adjusted EBITDA from 73 continuing operations hotels which excludes two hotels closed for hurricane repairs (a non-GAAP measure)	$15.1	$15.7	-3.8%

*Dollars in millions

Continuing Operations includes two hotels in Florida that remained closed throughout the 2005 third quarter due to damage from the hurricanes that hit the southeastern United States in the fall 2004. These two hotels have been excluded from Adjusted EBITDA above. Continuing Operations also includes the operations of two hotels in Kansas that the company intends to sell or surrender to the bond trustee as discussed below.

Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization (“EBITDA”), excluding the effects of certain charges, such as post-emergence Chapter 11 expenses included in corporate and other on the company’s consolidated statement of operations, impairment losses, casualty losses for damage caused to properties by hurricanes, and charges related to the surrender of two wholly owned Kansas hotels to the bond trustee and the disposition or surrender of one minority-owned hotel to the lender. Adjusted EBITDA, as shown above, also excludes the two hotels in Florida that are closed for repairs in connection with hurricane damage from the 2004 hurricane season.

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Revenues rose 3.9 percent in the 2005 third quarter, compared to the same period a year earlier, despite $5.3 million in revenue displacement. The displaced revenue is composed of $1.7 million at seven hotels under renovation during the 2005 third quarter and $3.6 million representing 2005 third quarter revenues included in the business interruption insurance claim submissions for the two hurricane-damaged closed hotels in Florida, the Crowne Plaza West Palm Beach and the Holiday Inn Melbourne. The seven hotels under renovation had a total of 14,500 displaced room nights during the 2005 third quarter.

Income from continuing operations was $5.0 million for the 2005 third quarter as compared to a loss of $(5.7) million in the previous year. The 2005 third quarter results include $0.6 million of impairment charges related primarily to the write-down of one hotel. These results are also impacted by $1.0 million of expenses incurred at the two hotels closed for hurricane repair and charges related to severance costs and hiring of the new CEO, offset by the recording of $6.1 million in business interruption insurance proceeds in the 2005 third quarter relating to claims for these two hotels.

Net income attributable to common shares was $9.7 million, or $0.40 basic income per share, in the 2005 third quarter, compared to a net loss of $(3.7) million, or $(0.15) basic income per share, in the 2004 third quarter.

EBITDA from continuing operations rose to $18.7 million, up from $14.0 million in the same period a year earlier. Adjusted EBITDA for the 73 continuing operations hotels open during the 2005 third quarter was $15.1 million, compared to $15.7 million in the 2004 third quarter, with the decrease resulting from charges related to severance costs and the hiring of the new CEO.

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During the 2005 third quarter, the two closed Florida hotels had combined Adjusted EBITDA of $4.2 million, including $6.1 million in business interruption insurance proceeds recorded in the 2005 third quarter related to the September 2004 through July 2005 period, compared to Adjusted EBITDA of $0.5 million in the 2004 third quarter. During the first nine months of 2005, the two closed hotels had Adjusted EBITDA of $4.5 million compared to $2.6 million for the first nine months of 2004.

Rohling Named CEO, Elected to Board

Edward Rohling, who joined Lodgian as president in mid-July, was elected chief executive officer and a member of the board of directors on September 8, 2005. W. Thomas Parrington stepped down from his position as chief executive officer and resigned from the board, under the company’s transition plan. “Tom did an incredible job in directing this company’s financial restructuring and turnaround,” Rohling said. “The company is well positioned with a renovated portfolio of hotels in excellent physical shape and highly competitive in their markets. My job will be to leverage all that hard work and investment to maximize the financial results of our hotels.”

Hurricane Damage Update

Results for the 2005 third quarter were affected by Hurricane Katrina in August, which damaged two of the company’s New Orleans hotels. The two hotels impacted were the Radisson New Orleans Airport in Kenner, La. and the Quality Hotel and Conference Center in Metairie, La. The Kenner hotel is classified in continuing operations, while the Metairie hotel is held for sale and is classified in discontinued operations. The Radisson New Orleans Airport experienced moderate wind and water damage but has remained open. The Quality Hotel experienced more significant damage and was closed for a period of time. Currently, both hotels are open and are

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benefiting in terms of occupancy from relief workers and clean-up and construction personnel that have come into the region to assist with the rebuilding efforts. The company expects to incur repair costs and capital expenditures of $6.3 million to repair the damages at the two properties. The insurance deductible is $0.7 million for Kenner and $0.5 million for Metairie, and hurricane repair costs will be recognized as incurred.

“We were extremely fortunate that we did not sustain greater damage in New Orleans, given the severity of the storm,” Rohling said. “Repairs at the Metairie property are nearly complete, and the property is expected to be fully operational by the end of November.

“Two of our hotels in Florida that were damaged by hurricanes in 2004 remain closed. We did not incur any substantial damage in October 2005 from Hurricanes Rita or Wilma. However, we do anticipate a minor slowing of the reopening of the Crowne Plaza West Palm Beach caused by potential scheduling problems for required inspections due to the disruption in the area from Hurricane Wilma. We now anticipate that the hotel will reopen early in the 2006 first quarter. The Holiday Inn Melbourne is scheduled to reopen as a Crowne Plaza in the 2006 first quarter. All of the affected properties in Florida and New Orleans are covered by insurance, including business interruption insurance. For continuing operations in the 2005 third quarter, we incurred approximately $0.2 million in hurricane repair charges. For discontinued operations in the 2005 third quarter, we incurred $0.1 million of hurricane repair charges.”

Renovation Program Update

The company invested $21.3 million in the 2005 third quarter as part of its program to upgrade and improve its portfolio, including $9.4 million for capital expenditures to repair hurricane damage. “Since 2002, when we began our renovation program, we have completed renovations on 34 hotels, including six hotels in 2005, with an additional seven currently

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undergoing major renovations,” Rohling said. “As a result, we continued to have significant displacement in the third quarter, resulting in displaced room revenue of $1.3 million and displaced total revenue of $1.7 million for the period, excluding the hurricane damaged hotels. We expect the impact of displacement will diminish over the remainder of the year.

“Today, our core renovation program is nearly complete, and our most valuable properties are in excellent physical condition. Our goal as we move forward is to take maximum advantage of these upgrades. We believe that as these newly refurbished properties ramp up, they will continue to show significant improvement in their operating results. As an owner-operator of our hotels, we can concentrate on maximizing the flowthrough of these incremental revenues.”

Impact of Displaced Revenues

The company has submitted business interruption insurance claims for the two closed Florida hotels for the period from September 2004 through September 2005. Through September 30, 2005, the company recorded $7.8 million of business interruption insurance proceeds, of which $5.2 million was received and $2.6 million was accrued as the company expects to receive these amounts in the 2005 fourth quarter. Additional recoveries for business interruption insurance claims will be reported in the quarter in which the proceeds are received or the claims are settled with the insurance carriers.

The company recognizes expenses related to hurricane-damage repairs as these expenses are incurred. To date since the storms occurred in 2004 and 2005, for continuing operations the company has incurred $2.2 million in hurricane clean-up and repair costs, written off damaged assets with a net book value of $3.8 million, and recorded $3.4 million as an insurance receivable

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to cover a portion of these repairs and asset replacements, net of insurance deductibles, which resulted in a net casualty loss of $2.6 million.
Operating Results

RevPAR for the 2005 third quarter increased 7.8 percent over the 2004 third quarter for the company’s continuing operations hotels that were open in both quarters, including those under renovation. A 7.9 percent increase in average daily room rate (ADR) led the RevPAR improvement, with occupancy remaining flat. “Despite the seven hotels under renovation, we still saw a RevPAR increase close to that of the industry average,” Rohling said. “Our renovated properties continue to do extremely well as they ramp up, as evidenced by 21 of our hotels that completed major renovations in 2003 and 2004 that have shown RevPAR gains of 15.5 percent, driven by 70.9 percent occupancy, an improvement of 10.3 percent.

For the company’s stabilized hotels, where there was neither a major renovation nor hurricane repair in either period, RevPAR improved 8.2 percent.

“We have implemented several initiatives to improve productivity throughout the hotels and home office. While we are in the early stages of this initiative, we have indications of broad support throughout the company,” Rohling stated.

Disposition Program

Lodgian sold four hotels in the 2005 third quarter as part of its previously announced portfolio improvement program to dispose of primarily older assets in smaller markets and reduce debt and interest costs. The company used $15.7 million of the net proceeds from these sales to pay down mortgage debt.

Since Lodgian announced its disposition program, the company has sold 20 hotels, two parcels of land and an office building, raised $95.1 million in total sales proceeds and paid down

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a total of $71.7 million in debt. “We currently are marketing three hotels and one land parcel for sale, including one hotel which was added to the held for sale list in October 2005,” Rohling added.
Outlook

The company reaffirmed its 2005 guidance, with the exception of Adjusted EBITDA. The company’s 2005 guidance is based on 73 consolidated hotels, which includes the 75 hotels classified in continuing operations at September 30, 2005 adjusted for the following:

a)	excluding the two Florida hotels that sustained heavy hurricane damage in 2004 that will remain closed throughout 2005;

b)	excluding one hotel added to the held for sale list in October 2005 (Holiday Inn McKnight Pittsburgh, PA); and

c)	including the Holiday Inn Jekyll Island, GA hotel that will be reclassified into continuing operations in the 2005 fourth quarter as management does not believe it will be able to sell this hotel within one year.

Previously, the company provided 2005 guidance on continuing operations, less the two hotels closed for hurricane repairs, of a net loss of $(3.5) million to $(6.5) million and Adjusted EBITDA of $56 million to $58 million on total revenue of $312 million to $322 million. Due to the bankruptcy filing of Delta Airlines and Northwest Airlines, the addition of one hotel to the held for sale list and its corresponding classification into discontinued operations, the reclassification of the Jekyll Island hotel into continuing operations, the accrual of the previous chief operating officer’s full severance, and the costs we expect to incur to replace our current chief financial officer, the company is reducing its 2005 guidance on Adjusted EBITDA to $54 million to $56 million.

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RevPAR is expected to increase 6 to 7 percent, net of renovation displacement, unchanged from the previous guidance. These estimates reflect the absorption of significant revenue displacement from renovations in the first, second and third quarters and expected declining amounts of revenue displacement in the fourth quarter. Lodgian’s guidance assumes no acquisitions and that no additional hotels will be transferred to or from discontinued operations during the remainder of 2005.

“With the substantial progress that we have made on our renovation and restoration program, our portfolio will be up to full strength in strong and improving markets,” Rohling pointed out. “Those properties that have completed renovation projects and are fully ramped up are reporting significant increases in RevPAR. We believe we are in the early stages of this cycle and that there is substantial upside ahead for the next few years.”
Non-GAAP Financial Measures

The historical non-GAAP financial measures included in this press release are reconciled to the comparable GAAP measures in the schedules attached to this press release.

EBITDA, Adjusted EBITDA and Displacement

EBITDA and Adjusted EBITDA are non-GAAP measures and should not be used as a substitute for measures such as net income (loss), cash flows from operating activities, or other measures computed in accordance with GAAP. The company uses EBITDA and Adjusted EBITDA to measure its performance and to assist in the assessment of hotel property values. EBITDA is also a widely used industry measure which Lodgian believes provides pertinent information to investors and is an additional indicator of the company’s operating performance.

The company defines Adjusted EBITDA as EBITDA excluding the effects of certain charges such as post-emergence Chapter 11 expenses included in corporate and other on the

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company’s consolidated statement of operations, impairment losses, casualty losses for damage caused to Lodgian’s properties by the hurricanes that struck the southeastern United States in the 2004 third quarter and the 2005 third quarter, and one-time charges related to the surrender of two wholly owned hotels to the bond trustee and the disposition or surrender of one minority interest hotel to the lender.

Displacement refers to lost revenue and profit due to rooms out of order resulting from renovation or hurricane repairs. Revenue is considered “displaced” only when a hotel has sold all available rooms and denies additional reservations due to rooms out of order. The company feels this method is conservative, as it does not include estimated other or “soft” displacement associated with a renovation; for example, guests who depart earlier than planned due to the disruption caused by the renovation work, local customers or frequent guests who may choose an alternative hotel during the renovation, or local groups that may not solicit the hotel to house their groups during renovations.

About Lodgian

Lodgian is one of the largest independent owners and operators of full-service hotels in the United States. The company currently manages a portfolio of 78 hotels with 14,120 rooms located in 29 states and Canada. Of the company’s 78-hotel portfolio, 49 are InterContinental Hotels Group brands (Crowne Plaza, Holiday Inn, Holiday Inn Select and Holiday Inn Express) 16 are Marriott brands (Courtyard by Marriott, Fairfield Inn, SpringHill Suites and Residence Inn), and 11 are affiliated with four other nationally recognized hospitality franchises such as Hilton and Carlson (Radisson and Park Inn). Two hotels are independent, unbranded properties. For more information about Lodgian, visit the company’s Web site: www.lodgian.com.

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Forward-Looking Statements

This press release includes forward-looking statements related to Lodgian’s operations that are based on management’s current expectations, estimates and projections. These statements are not guarantees of future performance and actual results could differ materially. The words “guidance,” “may,” “should,” “expect,” “believe,” “anticipate,” “project,” “estimate,” “plan,” and similar expressions are intended to identify forward-looking statements. Certain factors are not within the company’s control and readers are cautioned not to put undue reliance on forward-looking statements. These statements involve risks and uncertainties including, but not limited to, the company’s ability to generate sufficient working capital from operations and other risks detailed from time to time in the company’s SEC reports. The company undertakes no obligations to update events to reflect changed assumptions, the occurrence of unanticipated events or changes to future results over time.

LODGIAN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2005	September 30, 2004
	(Unaudited in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$9,737	$36,234
Cash, restricted	14,627	9,840
Accounts receivable (net of allowances: 2005 - $1,374; 2004 - $684)	11,070	7,967
Insurance receivable	6,005	3,280
Inventories	6,777	6,293
Prepaid expenses and other current assets	19,788	17,232
Assets held for sale	6,516	30,528

Total current assets	74,520	111,374
Property and equipment, net	603,469	569,371
Deposits for capital expenditures	21,340	34,787
Other assets	6,595	7,775

	$705,924	$723,307

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,637	$10,957
Other accrued liabilities	34,438	31,475
Advance deposits	2,137	1,638
Insurance advances	17,834	2,000
Current portion of long-term liabilities	20,633	25,290
Liabilities related to assets held for sale	912	30,541

Total current liabilities	88,591	101,901
Long-term liabilities	381,513	393,143

Total liabilities	470,104	495,044
Minority interests	2,731	1,629
Commitments and contingencies
Stockholders’ equity:
Common stock, $.01 par value, 60,000,000 shares authorized;
24,683,405 and 24,579,255 issued at September 30, 2005 and
December 31, 2004, respectively	246	246
Additional paid-in capital	308,980	306,943
Unearned stock compensation	(701)	(315)
Accumulated deficit	(77,442)	(81,941)
Accumulated other comprehensive income	2,232	1,777
Treasury stock, at cost, 21,633 and 7,211 shares at
September 30, 2005 and December 31, 2004, respectively	(226)	(76)

Total stockholders’ equity	233,089	226,634

	$705,924	$723,307

LODGIAN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
		(Unaudited in thousands, except per share data)
Revenues:
Rooms	$65,946	$62,660	$184,904	$181,232
Food and beverage	16,706	16,656	50,424	52,050
Other	2,598	2,752	7,761	8,212

	85,250	82,068	243,089	241,494

Operating expenses:
Direct:
Rooms	17,959	17,895	51,086	49,709
Food and beverage	12,034	12,328	36,078	36,097
Other	2,030	2,052	6,059	6,020
	32,023	32,275	93,223	91,826

	53,227	49,793	149,866	149,668
Other operating expenses:
Other hotel operating costs	26,736	24,457	75,327	70,570
Property and other taxes, insurance, and leases	5,900	5,416	17,399	16,163
Corporate and other	6,039	4,412	16,567	13,437
Casualty losses	190	2,019	322	2,019
Depreciation and amortization	7,173	6,955	20,698	20,422
Impairment of long-lived assets	611	—	3,220	—
Other operating expenses	46,649	43,259	133,533	122,611

	6,578	6,534	16,333	27,057
Other income (expenses):
Business interruption insurance proceeds	6,094	—	7,823	—
Interest income and other	348	212	573	321
Interest expense and other financing costs:
Preferred stock dividend	—	(866)	—	(9,383)
Interest expense	(6,855)	(7,264)	(20,749)	(34,795)
Loss on preferred stock redemption	—	(4,471)	—	(6,063)

Income (loss) before income taxes and minority interests	6,165	(5,855)	3,980	(22,863)
Provision for income taxes — continuing operations	(13)	(337)	(148)	(488)
Minority interests	(1,127)	503	(1,102)	285

Income (loss) from continuing operations	5,025	(5,689)	2,730	(23,066)

Discontinued operations:
(Loss) income from discontinued operations before income taxes	4,684	1,952	1,769	4,996
Income tax benefit	—	—	—	—

(Loss) income from discontinued operations	4,684	1,952	1,769	4,996

Net income (loss) attributable to common stock	$9,709	($3,737)	$4,499	($18,070)

Net earnings per share attributable to common stock:
Basic	$0.40	($0.15)	$0.18	($1.77)

	Three months ended		Nine Months Ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
	(Unaudited in thousands, except per share data)
Basic earnings per share:
Numerator:
Income (loss) from continuing operations	$5,025	($5,689)	$2,730	($23,066)
Income from discontinued operations	4,684	1,952	1,769	4,996

Net income (loss) attributable to common stock	$9,709	($3,737)	$4,499	($18,070)

Denominator:
Denominator for basic earnings per share -weighted average shares	24,573	24,571	24,573	10,205

Basic income (loss) per common share:
Income (loss) from continuing operations	$0.20	($0.23)	$0.11	($2.26)
Income from discontinued operations	0.19	0.08	0.07	0.49

Net income (loss) attributable to common stock	$0.40	($0.15)	$0.18	($1.77)

LODGIAN, INC. AND SUBSIDIARIES
Reconciliation of EBITDA and Adjusted EBITDA (non-GAAP measures) with
Loss from Continuing Operations (a GAAP measure)

(unaudited, $ in thousands)	Three months ended		Nine months ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Continuing operations:
Income (loss) from continuing operations	$5,025	($5,689)	$2,730	($23,066)
Depreciation and amortization	7,173	6,955	20,698	20,422
Interest income	(347)	(175)	(771)	(303)
Interest expense	6,855	7,264	20,750	34,795
Preferred stock dividends	—	866	—	9,383
Loss on preferred stock redemption	—	4,471	—	6,063
Provision (benefit for income taxes — continuing operations)	13	337	148	488
EBITDA	$18,719	$14,029	$43,555	$47,782

Adjustments to EBITDA:
Post-emergence Chapter 11 expenses, included in corporate
and other on consolidated statement of operations	$13	$67	$175	$397
Impairment loss	611	—	3,220	—
Casualty losses- hurricane damage	190	2,019	322	2,019
Write-off of investment in subsidiary for non-consolidated hotel	—	—	170	—
Write-off (recover) of receivable for non-consolidated hotel	(200)	—	746	—
Guaranty payments on Kansas properties	—	—	500	—

Adjusted EBITDA	$19,333	$16,115	$48,688	$50,198

West Palm Beach and Melbourne:
Income (loss) from continuing operations	$4,008	($1,809)	$3,600	($987)
Depreciation and amortization	193	181	547	793
Interest income	(2)	(5)	(5)	(10)
Interest expense	8	331	211	1,034
Preferred stock dividends	—	—	—	—
Loss on preferred stock redemption	—	—	—	—
Provision (benefit for income taxes — continuing operations)	—	—	—	—
EBITDA	$4,207	($1,302)	$4,353	$830

Adjustments to EBITDA:
Post-emergence Chapter 11 expenses, included in corporate
and other on consolidated statement of operations	$0	$0	$0	$0
Impairment loss	—	—	1	—
Casualty losses- 2004 hurricane damage	9	1,762	109	1,762
Write-off of investment in subsidiary for non-consolidated hotel	—	—	—	—
Write-off of receivable for non-consolidated hotel	—	—	—	—
Guaranty payments on Kansas properties	—	—	—	—

Adjusted EBITDA	$4,216	$460	$4,463	$2,592

Continuing operations excluding West Palm Beach and Melbourne:
Income (loss) from continuing operations	$1,017	($3,880)	($870)	($22,079)
Depreciation and amortization	6,980	6,774	20,151	19,629
Interest income	(345)	(170)	(766)	(293)
Interest expense	6,847	6,933	20,539	33,761
Preferred stock dividends	—	866	—	9,383
Loss on preferred stock redemption	—	4,471	—	6,063
Provision (benefit for income taxes — continuing operations)	13	337	148	488
EBITDA	$14,512	$15,331	$39,202	$46,952

Adjustments to EBITDA:
Post-emergence Chapter 11 expenses, included in corporate
and other on consolidated statement of operations	$13	$67	$175	$397
Impairment loss	611	—	3,219	—
Casualty losses- 2004 hurricane damage	181	257	213	257
Write-off of investment in subsidiary for non-consolidated hotel	—	—	170	—
Write-off of receivable for non-consolidated hotel	(200)	—	746	—
Guaranty payments on Kansas properties	—	—	500	—

Adjusted EBITDA	$15,117	$15,655	$44,225	$47,606

Lodgian 3rd Quarter 2005
Supplemental Operating Information
			Three Months Ended
Hotels	Rooms		September 30, 2005	September 30, 2004	Change	% Change
75	13,477	All Continuing Operations
		Occupancy	66.0%	65.7%		0.5%
		ADR	$83.82	$77.90	$5.92	7.6%
		RevPAR	$55.29	$51.19	$4.10	8.0%
		Continuing Operations less two
		hotels closed due to hurricane
73	12,963	damage
		Occupancy	66.0%	66.0%		0.0%
		ADR	$83.83	$77.71	$6.12	7.9%
		RevPAR	$55.29	$51.28	$4.01	7.8%
		RevPAR Index	96.9%	97.4%		(0.5%)
		Continuing Operations less two
		hotels closed due to hurricane
		damage and hotels under renovation
		in the first, second & third
50	9,193	quarters 2004 and 2005
		Occupancy	66.7%	66.3%		0.6%
		ADR	$80.96	$75.33	$5.63	7.5%
		RevPAR	$54.00	$49.91	$4.09	8.2%
		RevPAR Index	99.5%	97.8%		1.7%
		Hotels completing major
21	3,013	renovations in 2003 and 2004
		Occupancy	70.9%	64.3%		10.3%
		ADR	$86.73	$82.72	$4.01	4.8%
		RevPAR	$61.45	$53.22	$8.23	15.5%
		RevPAR Index	105.1%	97.9%		7.4%
16	1,845	Marriott Hotels
		Occupancy	73.2%	68.6%		6.7%
		ADR	$89.51	$85.19	$4.32	5.1%
		RevPAR	$65.54	$58.48	$7.06	12.1%
		RevPAR Index	115.0%	109.7%		4.8%
4	777	Hilton Hotels
		Occupancy	73.0%	69.5%		5.0%
		ADR	$97.28	$92.82	$4.46	4.8%
		RevPAR	$71.03	$64.54	$6.49	10.1%
		RevPAR Index	95.0%	90.0%		5.6%
		IHG Hotels less two hotels closed
45	8,829	due to hurricane damage
		Occupancy	66.5%	68.7%		(3.2%)
		ADR	$83.45	$76.82	$6.63	8.6%
		RevPAR	$55.46	$52.74	$2.72	5.2%
		RevPAR Index	94.3%	97.1%		(2.9%)
8	1,512	Other Brands and Independent Hotels
		Occupancy	50.6%	45.6%		11.0%
		ADR	$66.73	$60.77	$5.96	9.8%
		RevPAR	$33.74	$27.73	$6.01	21.7%
		RevPAR Index	87.8%	81.1%		8.3%

Lodgian 3rd Quarter 2005
Supplemental Operating Information
			Nine Months Ended
Hotels	Rooms		September 30, 2005	September 30, 2004	Change	% Change
75	13,477	All Continuing Operations
		Occupancy	63.6%	63.7%		(0.2%)
		ADR	$82.16	$77.83	$4.33	5.6%
		RevPAR	$52.22	$49.55	$2.67	5.4%
		Continuing Operations less two
		hotels closed due to hurricane
73	13,963	damage
		Occupancy	63.6%	63.5%		0.2%
		ADR	$82.16	$77.30	$4.86	6.3%
		RevPAR	$52.22	$49.05	$3.17	6.5%
		RevPAR Index	98.3%	99.2%		(0.9%)
		Continuing Operations less two
		hotels closed due to hurricane
		damage and hotels under renovation
		in the first, second & third
50	9,193	quarters 2004 and 2005
		Occupancy	63.3%	62.3%		1.6%
		ADR	$79.96	$75.50	$4.46	5.9%
		RevPAR	$50.57	$47.05	$3.52	7.5%
		RevPAR Index	100.3%	99.5%		0.8%
		Hotels completing major
21	3,013	renovations in 2003 and 2004
		Occupancy	71.0%	66.8%		6.3%
		ADR	$87.98	$82.72	$5.26	6.4%
		RevPAR	$62.49	$55.27	$7.22	13.1%
		RevPAR Index	108.8%	103.9%		4.7%
16	1,845	Marriott Hotels
		Occupancy	72.0%	68.6%		5.0%
		ADR	$88.08	$83.14	$4.94	5.9%
		RevPAR	$63.15	$57.05	$6.10	10.7%
		RevPAR Index	119.0%	114.8%		3.7%
4	777	Hilton Hotels
		Occupancy	68.5%	66.1%		3.6%
		ADR	$96.27	$90.99	$5.28	5.8%
		RevPAR	$65.93	$60.15	$5.78	9.6%
		RevPAR Index	96.0%	92.1%		4.2%
		IHG Hotels less two hotels closed
45	8,829	due to hurricane damage
		Occupancy	64.1%	65.0%		(1.4%)
		ADR	$81.46	$76.61	$4.85	6.3%
		RevPAR	$52.25	$49.77	$2.48	5.0%
		RevPAR Index	95.9%	98.4%		(2.5%)
8	1,512	Other Brands and Independent Hotels
		Occupancy	47.8%	47.3%		1.1%
		ADR	$66.38	$63.30	$3.08	4.9%
		RevPAR	$31.70	$29.95	$1.75	5.8%
		RevPAR Index	83.8%	83.5%		0.4%

Lodgian Competitive Set RevPAR Growth vs. Industry Performance
For Selected Quarters
Lodgian Hotels Included In Competitive Sets

Lodgian		Lodgian
Hotel Count	Quarter	Comp Sets	Industry	Ratio
71	1st Qtr ‘04	4.5%	7.7%	58.4%

71	2nd Qtr ‘04	5.6%	8.6%	65.1%

71	3rd Qtr ‘04	5.2%	6.4%	81.3%

71	4th Qtr ‘04	7.6%	8.4%	90.5%

71	1st Qtr ‘05	6.3%	7.2%	87.5%

71	2nd Qtr ‘05	8.1%	8.3%	97.6%

71	3rd Qtr ‘05	8.4%	8.3%	101.2%

Source: Smith Travel Research

Note: The 71 hotels represent the 75 consolidated continuing operations hotels less the two hotels closed due to hurricane damage, our Canadian property, and the property acquired in December 2004.

Lodgian, Inc.
Assets Held for Sale as of November 1, 2005

	Location	Brand	Rooms
Hotels:	Jekyll Island, GA	Holiday Inn	198
	Metairie, LA	Quality Hotel	205
	Pittsburgh, PA (McKnight Road)	Holiday Inn	146
Land:	Mt. Laurel, NJ (374,100 square feet)

Note: The Holiday Inn Jekyll Island, GA will be removed from the held for sale list and reclassified into continuing operations in the 2005 fourth quarter.